Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Dine Brands Global, Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The Company's authorized capital stock consists of 50,000,000 shares, of which 40,000,000 shares are common stock, par value $0.01 per share, and 10,000,000 shares are preferred stock, par value $1.00 per share. Our restated certificate of incorporation (“Certificate of Incorporation”) authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more class and/or series, with preferences, rights, restrictions and qualifications as established by our board of directors without shareholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion, limitations, conditions, ranking and other rights. No shares of preferred stock are outstanding.

The following description of our common stock and of certain provisions of Delaware law are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to our Certificate of Incorporation and our amended and restated bylaws (“Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit and are incorporated herein by reference. Please also refer to the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Description of Capital Stock

General

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive ratably dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine.

Liquidation. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in our assets that are legally available for distribution, after payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock.

Absence of Other Rights. Holders of our common stock have no conversion, redemption, preemptive or similar rights and no sinking fund provisions.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DIN.”

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law
Our Certificate of Incorporation, our Bylaws and the DGCL contain certain provisions that may have the effect of delaying, deferring, discouraging or preventing a takeover attempt that a stockholder might consider in its best interest, including those attempts that result in a premium over the market price for the shares held by stockholders. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called only by the Chairman of our board of directors, our President or our board of directors. This provision makes it more difficult for stockholders to take action opposed by our board of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice to us thereof in writing within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual meeting or from making nominations for directors at an annual or special meeting.
No Stockholder Action by Written Consent. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders. This provision limits the ability of any stockholder to take action immediately and without prior notice to our board of directors.
Classified Board of Directors. Prior to its amendment by our stockholders at our 2019 annual meeting, our Certificate of Incorporation provided that our board of directors was divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our stockholders approved a phased-in transition whereby, beginning with Class I at our 2019 annual meeting, each class of directors will stand for election at the expiration of their current term and will subsequently serve one-year terms. This means that Class II directors will stand for election annually beginning at our 2020 annual meeting and Class III directors will stand for election annually beginning at our 2021 annual meeting. During this transition, the classification of the board of directors may have the effect of making it more difficult for stockholders to change the composition of the board of directors.
No Cumulative Voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting. A cumulative voting provision could make it easier for minority stockholders to elect one or more directors to our board of directors.
Supermajority approval requirements. Certain amendments to our Certificate of Incorporation or Bylaws require the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of our capital stock entitled to vote thereon.
Authorized but Unissued Capital Stock. Our Certificate of Incorporation authorizes our board of directors to issue common stock or one or more series of preferred stock and to determine, with respect to any such series of preferred stock, the number of shares to be included in any series and the designation, relative powers, preferences, rights, qualifications, limitations or restrictions of such series of preferred stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The DGCL does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the rules of the New York Stock Exchange, which will apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances of common stock or securities convertible into or exercisable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In addition, provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption or conversion rights, could be included in a series of preferred stock.
Delaware Business Combination Statute. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person that, together with that entity's or person's affiliates and associates, owns (or within the previous three years did own) 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.